Exhibit 10.3

M&T BANK CORPORATION

LEADERSHIP RETIREMENT SAVINGS PLAN

(January 1, 2020 Restatement)

Table of Contents

Page

Article I HISTORY AND PURPOSE	4
Article II DEFINITIONS	5
Article III ELIGIBILITY AND PARTICIPATION	7

3.1Eligibility to Participate7

3.2Deferral Elections7

3.3Payment Elections7

Article IV CREDITS TO PLAN ACCOUNTS; VESTING	9

4.1Matching Credit9

4.2Retirement Accumulation Credit9

4.3Discretionary Credit10

4.4Elective Deferrals10

4.5No Duplication of Benefits10

4.6Vesting10

Article V INDIVIDUAL ACCOUNTS, INVESTMENTS AND VALUATIONS	12

5.1Accounts12

5.2Investment Elections12

5.3Reallocation of Investments12

5.4Investment Returns12

Article VI PAYMENT OF BENEFITS	13

6.1Commencement of Benefits13

6.2Payment on Account of Separation From Service13

6.3Accelerated Payments Due to Financial Hardship14

6.4Mandatory Cashouts14

6.5Discretionary Delay in Benefit Payments14

6.6Payment on Death or Disability14

6.7Payment by Employer14

Article VII ADMINISTRATION	15

7.1Administration15

7.2Claims and Appeals15

Article VIII AMENDMENT AND TERMINATION	16

8.1Amendment and Termination of Plan16

8.2Benefit Payments Upon Termination of Plan16

Article IX MISCELLANEOUS	17

9.1No Effect on Employment Rights17

9.2Plan Unfunded17

9.3Binding on Employers, Employees and Their Successors17

9.4Spendthrift Provisions17

9.5Disclosure17

9.6State Law17

9.7Incapacity of Recipient17

9.8Unclaimed Benefit18

9.9Elections, Applications, Notices18

9.10Severability18

9.11Headings18

9.12Compliance with Code Section 409A18

Article I
HISTORY AND PURPOSE

This M&T Bank Corporation Leadership Retirement Savings Plan was previously known as the Supplemental Retirement Savings Plan.  The Plan is maintained by the Manufacturers and Traders Trust Company to provide additional retirement benefits to select management and highly compensated employees of the Company and certain of its affiliates, contributions on whose behalf under the M&T Bank Corporation Retirement Savings Plan (the "RSP") are subject to certain limitations imposed by the Internal Revenue Code (the "Code").  The Plan was amended and/or restated several times for compliance with Code Section 409A and to make other changes, the most recent restatement being effective as of January 1, 2013.  The Company now wishes to further amend and restate the Plan, effective as of January 1, 2020, to make changes to the Plan’s design and its name.

Article II
DEFINITIONS

When used herein, the following words have the meanings indicated unless a different meaning is clearly required by the context.  All other terms used herein with initial capital letters that are not defined below have the meanings given them under the RSP unless otherwise specified herein or as otherwise qualified by the context in which the term is used.

Account – the account maintained for a Participant under Section 5.1.

Beneficiary – the person entitled to distribution of a Participant's Account after the Participant's death.  A Participant's Beneficiary under this Plan is the person designated (or otherwise determined) as the Participant's beneficiary under the RSP.

Committee – see Article VII.

Company – Manufacturers and Traders Trust Company, or any successor.

Compensation – has the meaning given in the RSP, without regard to the Compensation Limitation, plus amounts deferred by a Participant under this Plan and any other nonqualified deferred compensation plan maintained by any Employer.

Compensation Limitation – the annual compensation limitation under Code Section 401(a)(17), as in effect for any calendar year and as determined for the RSP.

Disability – exists when a Participant is determined (a) to be totally disabled by the Social Security Administration, or (b) to have a "disability" under the Employer's long-term disability plan.  A Disability must also satisfy the requirements for being a disability under Code Section 409A.

Employee – a common law employee of an Employer who (1) is classified by the Employer at salary grade 61 or higher, or (2) was classified by the Employer at the Senior Vice President level or higher on October 31, 2019.

Employer – Manufacturers and Traders Trust Company and any affiliate that has adopted the RSP and is an "Employer" as defined thereunder.

Grandfathered Account Balance – a Participant's vested Account balance as of December 31, 2004, as adjusted for earnings and losses.

Participant – an Employee who has become a Participant under Section 3.1, including a former Employee who still has an Account balance under this Plan.

Plan – the M&T Bank Corporation Leadership Retirement Savings Plan, as contained herein, as amended.

Plan Year – the calendar year.

Post-2004 Account Balance – that portion of a Participant's Account attributable to amounts credited as of a date after December 31, 2004, as adjusted for earnings and losses.

Separation from Service – a Participant's separation from service (within the meaning of regulations under Code Section 409A) with-the Participant's Employer and all entities with which the Participant's Employer would be considered a single employer under Code Section 414(b) or (c).

Any terms used herein in the masculine will be read and construed in the feminine where they would so apply, and any terms used in the singular will be read and construed in the plural, or vice versa, if appropriate.

Article III
ELIGIBILITY AND PARTICIPATION

3.1Eligibility to Participate

.  An Employee will become a Participant if the Employee has amounts credited to their Account under Article IV.

3.2Deferral Elections

.

(a)For each Plan Year, an eligible Employee may elect to defer any whole percentage up to 50% of their Compensation, and their Account will be credited with the amount deferred under Section 4.4.  An Employee is only eligible to defer Compensation for a Plan Year if they are an Employee on the October 31 next preceding the Plan Year.

(b)A deferral election for a Plan Year must be made prior to the beginning of the Plan Year.  All deferral elections take effect for the first paydate of the Plan Year, in accordance with the default rule of T. Reg. §1.409A-2(a)(13).  There is no mid-Year entry for an Employee who first becomes eligible to participate during a Plan Year.  A deferral election must be made in the manner prescribed by the Committee.

(c)A deferral election for a Plan Year is irrevocable and may not be changed once the Plan Year has begun.

3.3Payment Elections

.

(a)409A Transition Elections.(1)An Employee who was a Participant as of December 31, 2007, could have irrevocably elected by December 31, 2008, to receive payment of their Post-2004 Account Balance either in a single lump sum or in annual installments payable over 5 or 10 years, and to receive such payment(s) either: (i) at a specified age or date; (ii) upon Separation from Service; or (iii) at the earlier of (i) or (ii).  Any such election had to be made in the manner prescribed by the Committee and became effective on January 1 of the year following the year of the election.

(2)If a Participant described in paragraph (1) failed to make a timely election under paragraph (1), the Participant's Post-2004 Account Balance will be paid in accordance with Section 6.1(b) as follows:

(i)If the Participant had an election in effect for a Grandfathered Account Balance, that election applies to the Participant's Post-2004 Account Balance.

(ii)If the Participant did not have an election in effect for a Grandfathered Account Balance, the Participant's Post-2004 Account Balance will be paid in a single lump sum upon Separation from Service.

(3)Elections made (or deemed made) under this subsection (a) may be prospectively changed in accordance with subsection (c).

(b)Ongoing Election Rule – New Participant.When a Participant first elects to defer to the Plan, they may irrevocably (subject to subsection (c)) elect to receive payment of their Account balance either in the form of a single lump sum or in annual installments payable over 5 or 10 years, and to receive or begin to receive such payment(s) either: (i) at a specified age or date; (ii) upon Separation from Service; or (iii) at the earlier of (i) or (ii).  If the Participant fails to make a timely election under this subsection (b), the Participant's Account balance will be paid in a single lump sum upon (and on account of) Separation from Service.  Elections made (or deemed made) under this subsection (b) may be prospectively changed in accordance with subsection (c).

(c)Ongoing Election Rule – Subsequent Years.Subject to Sections 6.2 through 6.6, a Participant's payment election (or deemed election) under subsections (a) or (b) of this Section 3.3 is irrevocable and may not be changed.  However, a Participant may prospectively change their payment election for amounts to be credited to their Post-2004 Account Balance in Plan Years beginning after the date that the new election is made.  A new election must be made before the beginning of the first Plan Year to which it applies.

(d)Changes in Election.Notwithstanding subsection (c), a Participant who elected (or is deemed to have elected) to have any portion of their Post-2004 Account Balance paid as a lump sum may change that election to have such portion of their Post-2004 Account Balance paid in annual installments over 5 or 10 years, subject to the following:

(1)The election change must be made at least one year before the lump sum is scheduled to be paid.

(2)If the Participant’s original payment election was to receive a lump sum (A) upon Separation from Service, or (B) upon the earlier of a specified age or date and Separation from Service, then the election change is void and does not take effect if the Participant has a Separation from Service within one year after the election change is made.

(3)Installment payments will begin five years after the lump sum was scheduled to be paid.

(4)Election changes are irrevocable, and a lump sum election cannot be reinstated under any circumstances.

Article IV
CREDITS TO PLAN ACCOUNTS; VESTING

This Article IV sets forth the credits to Participant Accounts to be made for Plan Years starting January 1, 2020 and thereafter.  The credits made for previous Plan Years are set forth in this Plan as it read before this January 1, 2020 Restatement.

4.1Matching Credit

.

(a)(1)Subject to paragraph (2), this Section 4.1 only applies to a Participant who is classified by the Employer at salary grade 65 or higher for the entire Plan Year.  If a Participant is classified at less than salary grade 65 for any portion of the Plan Year, they receive no matching credit for the Plan Year.

(2)This Section 4.1 also applies to a Participant described in clause (2) of the definition of Employee (Senior Vice President or higher on October 31, 2019).  Such a Participant is treated as classified at salary grade 65 or higher for the entire Plan Year.

(b)(1)Subject to paragraphs (2) and (3), each Plan Year there will be credited to the Account of a Participant described in subsection (a) an amount equal to 100% of the Participant's elective deferrals for the Plan Year under Section 3.2 that do not exceed 5% of the Participant's Compensation for the Plan Year, taking into account only Compensation that is above one times the Compensation Limitation and below two times the Compensation Limitation for the Plan Year.

(2)No matching amount will be credited for a Plan Year unless the Participant deferred the maximum dollar amount allowed under the RSP for the Plan Year.

(3)The RSP does not provide a matching contribution for new hires until after the sixth month anniversary of their date of hire.  The same six month eligibility requirement applies to matching credits under this Plan.  Accordingly, in the case of a Participant who is hired during the six months preceding the first day of a Plan Year, Compensation taken into account under paragraph (1) excludes Compensation for pay dates before the first pay date that is taken into account for the matching contribution under the RSP.

4.2Retirement Accumulation Credit

.

(a)(1)Subject to paragraph (2), this Section 4.2 only applies to a Participant who (A) is entitled to an RAA Contribution for the Plan Year under the RSP, and (B) is classified by the Employer at salary grade 65 or higher for the entire Plan Year.  If a Participant is classified at less than salary grade 65 for any portion of the Plan Year, they receive no Retirement Accumulation credit for the Plan Year.

(2)This Section 4.2 also applies to a Participant described in clause (2) of the definition of Employee (Senior Vice President or higher on October 31, 2019) who is entitled to an RAA Contribution for the Plan Year under the RSP.  Such a Participant is treated as classified at salary grade 65 or higher for the entire Plan Year.

(b)Each Plan Year there will be credited to the Account of a Participant described in subsection (a) an amount equal to the excess of (1) over (2), where:

(1) is the RAA Contribution that would have been contributed under Section 4.6 of the RSP for the Participant for the Plan Year, assuming that the Compensation Limitation for the Plan Year is two times the Compensation Limitation that would otherwise apply for the Plan Year, and

(2) is the RAA Contribution that was actually contributed under Section 4.6 of the RSP for the Participant for the Plan Year.

4.3Discretionary Credit

.

(a)(1)Subject to paragraph (2), this Section 4.3 only applies to a Participant who (A) is entitled to a Discretionary Contribution for the Plan Year under the RSP, and (B) is classified by the Employer at salary grade 65 or higher for the entire Plan Year.  If a Participant is classified at less than salary grade 65 for any portion of the Plan Year, they receive no Discretionary credit for the Plan Year.

(2)This Section 4.3 also applies to a Participant described in clause (2) of the definition of Employee (Senior Vice President or higher on October 31, 2019) who is entitled to a Discretionary Contribution for the Plan Year under the RSP.  Such a Participant is treated as classified at salary grade 65 or higher for the entire Plan Year.

(b)(1)Subject to paragraph (2), each Plan Year there will be credited to the Account of a Participant described in subsection (a) an amount equal to a specified percentage (if any) of their Compensation for the Plan Year, taking into account only Compensation that is above one times the Compensation Limitation and below two times the Compensation Limitation for the Plan Year.  The specified percentage (if any) is determined by the Company in its discretion.

(2)The RSP does not provide a Discretionary Contribution for new hires until after the sixth month anniversary of their date of hire.  The same six month eligibility requirement applies to Discretionary credits under this Plan.  Accordingly, in the case of a Participant who is hired during the six months preceding the first day of a Plan Year, Compensation taken into account under paragraph (1) excludes Compensation for pay dates before the first pay date that is taken into account for the Discretionary Contribution under the RSP.

4.4Elective Deferrals

.  Each Plan Year, there will be credited to a Participant’s Account the amount the Participant elects to defer under Section 3.2.

4.5No Duplication of Benefits

.  The credits to a Participant's Account under this Article IV will be determined and coordinated so as to prevent any duplication of benefits under this Plan and under the RSP or any individual agreement with the Participant.

4.6Vesting

.  The portion of a Participant's Account attributable to credits under Sections 4.1 (Match) and 4.4 (Elective Deferrals) is fully vested at all times.  The portion of a Participant's Account attributable to credits under Section 4.2 (Retirement Accumulation) and Section 4.3 (Discretionary) is vested according to the same rules as apply to vesting in the Retirement Accumulation Account under the RSP.

Article V

INDIVIDUAL ACCOUNTS, INVESTMENTS AND VALUATIONS

5.1Accounts

.  The provisions of the RSP concerning the maintenance of individual accounts and investment elections by Participants will apply equally under this Plan.  Subaccounts will be maintained under each Account to separately reflect amounts credited under Article IV.  Amounts will be credited to a Participant's Account under this Plan at substantially the same time as corresponding amounts are credited under the RSP for the Plan Year, except that matching credits under Section 4.1 will be credited as soon as administratively practicable, but not more than 90 days, after the end of the Plan Year for which the matching credits apply.  If a Participant makes multiple payment elections under Section 3.3, their Account will be maintained so that the portion of the Account attributable to each payment election can be separately determined.

5.2Investment Elections

.  Participant investment elections under the RSP for Employee Pretax Contributions will apply to all amounts credited to Participant Accounts hereunder.  Such amounts will be deemed to be invested initially in the Investment Funds available under the RSP in the same proportion as reflected in elections under the RSP.  Accounts hereunder will be valued in the same manner as RSP accounts, except that stock of M&T Bank Corporation will be stated in dollars instead of shares.

5.3Reallocation of Investments

.  The deemed investment of amounts already credited to a Participant's Account may be reallocated, at the Participant's election, among the available RSP Investment Funds in accordance with procedures established by the Committee.  Reallocation elections hereunder are independent of reallocation elections under the RSP.

5.4Investment Returns

.  Accounts hereunder will be credited with the investment return reported by the Trust for the Investment Funds under the RSP in which the Accounts are deemed to be invested.

Article VI

PAYMENT OF BENEFITS

6.1Commencement of Benefits

.

(a)Payment of a Participant's Grandfathered Account Balance will be made in accordance with the terms of the Plan and the Participant’s payment election as in effect on October 3, 2004.

(b)Payment of a Participant's Post-2004 Account Balance will be made in the form elected by or applicable to the Participant under Section 3.3, as follows:

(1)If payment is made on attainment of a specified age or date, payment will be made or commence as soon as practicable (but not more than 30 days) after March 31 of the year in which the specified age or date is attained.  If installment payments are elected, subsequent installments will be paid as soon as practicable (but not more than 30 days) after January 1 of each following year during the installment period.

(2)If payment is made on account of a Separation from Service, payment will be made or commence in accordance with Section 6.2.

6.2Payment on Account of Separation From Service

.

(a)For purposes of this Section, a Participant who is classified by the Employer at salary grade 65 or higher at the time of their Separation from Service is deemed to be a specified employee under Code Section 409A.  All other Participants will be treated as specified employees under this Section only if they qualify as such at their Separation from Service in accordance with regulations under Code Section 409A.  The specified employee identification date is December 31 and the effective date is the following April 1.

(b)Payments to Participants Who Are Specified Employees.  In accordance with regulations under Code Section 409A for payments to specified employees on account of a Separation from Service, payment of any portion of a specified employee Participant's Post-2004 Account Balance will be delayed until the earlier of (i) six months after the termination of employment or other event that constitutes the Participant's Separation from Service, or (ii) the Participant's death.  Payment of any such delayed portion of the Participant's Account will be made or commence on the last business day of the quarter in which occurs the date that is six months after the Participant's Separation from Service, or the date of the Participant's death.  If installment payments are elected, then subject to the six-month delay, the second installment will be paid as soon as practicable (but not more than 30 days) after January 1 of the year in which occurs the first anniversary of the Participant's Separation from Service.  Subsequent installments will be paid as soon as practicable (but not more than 30 days) after January 1 of each subsequent year.

(c)Payments to Participants Who Are Not Specified Employees.  Payment of any portion of a non-specified employee Participant's Post-2004 Account Balance will be made or commence on the last business day of the quarter in which occurs the Participant's Separation from Service.  If installment payments are elected, the second installment will be paid as soon as practicable (but not more than 30 days) after January 1 of the year in which occurs the first anniversary of the Participant's Separation from Service.  Subsequent installments will be paid as soon as practicable (but not more than 30 days) after January 1 of each subsequent year.

6.3Accelerated Payments Due to Financial Hardship

.  Notwithstanding Section 6.1, payment of all or part of a Participant's Grandfathered Account Balance due to financial hardship may be made to the extent permitted under the terms of the Plan as in effect on October 3, 2004.  A Participant's Post-2004 Account Balance may not be paid due to financial hardship.

6.4Mandatory Cashouts

.  Notwithstanding Section 6.1 and subject to Sections 6.2 and 6.5, if a Participant's Post-2004 Account Balance as of the date of the Participant's Separation from Service or Disability does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Participant's entire Post-2004 Account Balance may, in the discretion of the Committee, be paid in a single lump sum as soon as practicable after the Participant's Separation from Service or Disability, but not later than the later of (i) the 15th day of the third calendar month following the Participant's Separation from Service or Disability, or (ii) December 31 of the calendar year in which the Separation from Service or Disability occurs.

6.5Discretionary Delay in Benefit Payments

.  Notwithstanding Sections 6.1 and 6.4, the Committee may delay payment of any portion of a Participant's Post-2004 Account Balance by reason of any event or condition permitted under Code Section 409A, including, to the extent permissible, delays relating to (i) nondeductible Compensation payments under Code Section 162(m), (ii) violations of loan agreements and (iii) violations of federal securities law and other applicable law.

6.6Payment on Death or Disability

.  Notwithstanding Sections 3.3 and 6.1, in the event of a Participant's death or Disability, payment of any remaining portion of the Participant's Post-2004 Account Balance will be made to the Participant or Beneficiary in a single lump sum on the last business day of the calendar quarter in which occurs the Participant's death or a determination of the Participant's Disability.

6.7Payment by Employer

.  Benefits payable to, or on behalf of, a Participant will be paid by the Employer who last employed the Participant.

Article VII

ADMINISTRATION

7.1Administration

.  The M&T Bank Employee Benefits Plan Committee is charged with the administration of this Plan.  The Committee will have all such powers as may be necessary to administer this Plan, including discretionary authority to interpret and construe this Plan, to decide any dispute or question of fact arising hereunder, to determine the right of any Employee to participate herein, to determine the right of any Participant or Beneficiary to benefits hereunder and to adopt such administrative rules for operation of this Plan as the Committee, in its discretion, may deem advisable.  No member of the Committee will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.  The Committee is entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee or the Company with respect to this Plan.  A Committee member may not participate in any action or determination relating solely to payment of the member's own Account hereunder.  Except as provided in Section 7.2, decisions of the Committee made in good faith will be final, conclusive and binding upon all parties.

7.2Claims and Appeals

.  All claims for benefits, denials of claims and appeals of denials under this Plan will be handled in accordance with the claims and appeals procedures of the RSP.

Article VIII

AMENDMENT AND TERMINATION

8.1Amendment and Termination of Plan

.  The Company may amend or terminate this Plan at any time.  Any such amendment or termination will be made in writing by the Board of Directors of the Company or its designee, and will be effective as of the date specified in such writing.  No amendment or termination may directly or indirectly deprive any Participant or Beneficiary of any portion of the Participant's Account balance as of the date of amendment or termination without the written consent of the Participant or Beneficiary.

8.2Benefit Payments Upon Termination of Plan

.  Upon termination of the Plan, the Company may elect to accelerate the time and form of payment of Grandfathered Account Balances to the extent permitted under the terms of the Plan in effect as of October 3, 2004.  The time and form of payment of Post-2004 Account Balances may be accelerated upon Plan termination, but only as allowed in accordance with regulations under Code Section 409A.

Article IX

MISCELLANEOUS

9.1No Effect on Employment Rights

.  Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer nor limit the right of an Employer to discharge or otherwise deal with Participants without regard to this Plan.

9.2Plan Unfunded

.  The benefits offered under this Plan constitute nothing more than unfunded, unsecured promises by each Employer to pay the benefits determined under the Plan that the Employer is obligated to pay under Section 6.7.  No provision will be made to segregate any assets of any Employer for payment of benefits under this Plan.  No Participant, Beneficiary or any other person has any interest in any particular assets of the Employers by reason of the right to receive a benefit under this Plan.  A Participant, Beneficiary or other person has only the rights of a general unsecured creditor of the Employer by whom the Participant was last employed with respect to any rights under this Plan.  Nothing contained in this Plan constitutes a guaranty by the Employers or any other entity that the assets of any Employer will be sufficient to pay any benefit hereunder.  All expenses and fees incurred in the administration of this Plan will be paid by the Employers.

9.3Binding on Employers, Employees and Their Successors

.  This Plan is binding upon and inures to the benefit of the Employers, their successors and assigns and each Participant and their heirs, executors, administrators and legal representatives.

9.4Spendthrift Provisions

.  No benefit payable under this Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to receipt will be void.  The Employers are not liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person entitled to any benefit under this Plan.

9.5Disclosure

.  The Committee will make available for inspection by any Participant a copy of this Plan and any rules and regulations used by the Committee in administering this Plan.

9.6State Law

.  This Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by the Employee Retirement Income Security Act.

9.7Incapacity of Recipient

.  If a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of the person or of the estate is appointed, any benefits under this Plan to which such Participant or Beneficiary is entitled may, as determined by the Committee in its discretion, be paid to such guardian, conservator or other person.  Except as provided herein, when the Committee in its discretion determines that a Participant or Beneficiary is unable to manage their financial affairs, the Committee may direct the Employer responsible for payment to make distributions to any person for the benefit of such Participant or Beneficiary.

9.8Unclaimed Benefit

.  Each Participant must keep the Committee informed of their current address.  The Committee is not obligated to search for the whereabouts of any person.  The obligation of the Employer to make payment of an amount due under the Plan is satisfied by sending the payment to the last known address of the Participant (or Beneficiary).  If the Participant (or Beneficiary) does not receive the payment within three years after it is sent, the Participant (or Beneficiary) will forfeit all rights to the payment.

9.9Elections, Applications, Notices

.  Every direction, revocation or notice authorized or required hereunder will be deemed delivered to the Employers or the Committee: (a) on the date it is sent via electronic transmission to the Secretary of the Committee (with a copy to the Company's General Counsel), provided that receipt of the electronic transmission is acknowledged by personal action of the Secretary of the Committee or the Company's General Counsel within three business days, (b) the date it is personally delivered to the Company's executive offices at Buffalo, New York, or (c) three business days after it is sent by registered or certified mail, addressed to the Secretary of the Committee (with a copy to the Company's General Counsel) at the offices indicated above; and will be deemed delivered to a Participant or Beneficiary: (a) on the date it is sent via electronic transmission to the Participant or Beneficiary, provided that receipt of the electronic transmission is acknowledged by personal action of the Participant or Beneficiary within three business days, (b) the date it is personally delivered to the Participant or Beneficiary, or (c) three business days after it is sent by registered or certified mail, addressed to the Participant or Beneficiary at the last address shown for him on the records of the Employers.  Any notice required hereunder may be waived by the person entitled thereto.

9.10Severability

.  If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of this Plan, which will be construed and administered as if such illegal or invalid provision had never been contained herein.

9.11Headings

.  The headings of Sections of this Plan are for convenience of reference only and have no substantive effect on the provisions of this Plan.

9.12Compliance with Code Section 409A

.  The Plan is intended to comply with the requirements of Code Section 409A, and the Committee will administer and interpret the Plan in accordance with such requirements.  However, the Employers will not be liable to any Participant or Beneficiary for any benefit related adverse tax consequences arising under Section 409A or other provision of the Code.  If any provision of the Plan conflicts with the requirements of Code Section 409A, the requirements of Section 409A will supersede any such Plan provision.

IN WITNESS WHEREOF, the Company has signed this restated Plan document on the date set forth below.

MANUFACTURERS AND TRADERS TRUST COMPANY

Date:  _______________By:  _____________________________________________

Ann Marie Odrobina,

Group Vice President